                                                                   EXHIBIT 10.18

                                                                      STRASBAUGH



                           MEMORANDUM OF UNDERSTANDING

                                December 1, 2006


Beginning in March of 2006, the 45th Research Institute and Strasbaugh have engaged in a study of how we can jointly research, develop, design, manufacture, sale and service in the Peoples Republic of China advanced next generation CMP equipment for 300mm 65nm processes and beyond.

This study has been thorough and conducted in a spirit of cooperation with the goal of developing a long term mutually beneficial partnership. We are confident that, together, we can produce and distribute CMP products capable of competing successfully in the global market place. We now desire to move forward in partnership.


The main features of our partnership will be:

1. The 45th Research Institute and Strasbaugh will establish a joint venture CMP company ("N CMP Co.") in China.

2. The mission of JV CMP Co. will be to research, develop, design, manufacture, sale and service advanced next generation CMP equipment for 300mm 65nm processes and beyond.

3.    JV CMP Co. will be owned 50/50 by 45th Research Institute and Strasbaugh.

4. Strasbaugh will provide to TV CMP Co. an exclusive license to use Strasbaugh's CMP intellectual property, patents and designs in the Peoples Republic of China.

5. Strasbaugh will provide to JV CMP Co. an exclusive license to manufacture Strasbaugh's CMP products in the Peoples Republic of China and will provide sell and service jointly with JVCMP Co. in Asian countries and regions.

6. Strasbaugh will provide JV CMP Co. with equipment and comprehensive assistance in all aspects of manufacturing, selling, servicing and process development of such equipment.

7. 45th Research Institute will provide to JV CMP Co. manufacturing facilities, staff and operating funds.

8. JV CMP Co. will provide to Strasbaugh an exclusive license to sell and distribute JV CMP Co.'s products in the rest of the world.

9. JV CMP Co. will in principle pay Strasbaugh for a license fee for advanced CMP with a budget of US$5 M, subject to appropriation of Chinese government funding and internal assessment by 45th Research Institute.

                                                                      STRASBAUGH



10. It is the intent of 45th Research Institute and Strasbaugh for JV CMP Co. to become a public company at a future time determined to offer the best return on our investment.

11. When agreement is reached and action is taken to establish the JV CMP Co., Strasbaugh and the 45th Institute will hold discussions on additional cooperation on the development and manufacture of the grinding and polishing products for the LED and the next generation semiconductor materials.

12. Strasbaugh will confirm the export license requirements with relevant US government agencies for establishing the JV CMP Co. to manufacture and sell 300mm/65nm and beyond CMP equipment in China upon agreement of working business model between the 45th Institute and Strasbaugh.

13. After signing of this MOU, both parties shall organize technical personnel to prepare for a feasibility study report which will be presented to the relevant Chinese government agency for seeking fund and support of such a major special project.


Both parties agree that time is of the essence and to work together to finalize our partnership in a legally binding agreement at the earliest possible date. This MOU is subject to approval by the top management of each party.



45TH RESEARCH INSTITUTE                         STRASBAUGH



Guo Yongxing, Director                          Chuck Schillings, President


/s/ Guo Yonxing                                 /s/ Chuck Schillings

12/02/06                                        12/06/06